UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*




                 ONESMART INTERNATIONAL EDUCATION GROUP LIMITED
-------------------------------------------------------------------------------
                                (Name of Issuer)



             Class A Ordinary shares, par value US $0.000001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    68276W103
                  --------------------------------------------
                                 (CUSIP Number)


                                 April 30, 2018
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              672,751,400
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              672,751,400

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           672,751,400


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               672,751,400
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               672,751,400

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           672,751,400


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Investments Holdings (Asia) Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Mauritius

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs International

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Group UK Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs (UK) L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs (Hong Kong) International Investments Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Holdings (Hong Kong) Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs Holdings (Asia Pacific) Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Goldman Sachs (Asia) Corporate Holdings L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Asia Investing Holdings Pte. Ltd.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Singapore

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Asia Investing (Mauritius) Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Mauritius

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Elevatech Limited

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Hong Kong

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS Asian Venture (Delaware) L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Special Situations Investing Group III, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GSSG Holdings LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               603,750,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               603,750,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           603,750,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           14.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                 13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Stonebridge 2017 (Singapore) Pte. Ltd.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Singapore

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               69,000,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               69,000,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           69,000,000


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          StoneBridge 2017, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               47,189,120
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               47,189,120

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           47,189,120


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

-----------------------
  CUSIP No. 68276W103                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          StoneBridge 2017 Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               21,810,880
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               21,810,880

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           21,810,880


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.5 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   165 West Guangfu Road, Putuo District
                   Shanghai 200063
		   People's Republic of China


Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   Goldman Sachs Investments Holdings (Asia) Limited
		   Goldman Sachs International
                   Goldman Sachs Group UK Limited
                   Goldman Sachs (UK) L.L.C.
                   Goldman Sachs (Hong Kong) International Investments Limited Goldman Sachs Holdings (Hong Kong) Limited
                   Goldman Sachs Holdings (Asia Pacific) Limited
                   Goldman Sachs (Asia) Corporate Holdings L.L.C.
                   Asia Investing Holdings Pte. Ltd
                   Asia Investing (Mauritius) Limited
                   Elevatech Limited
                   GS Asian Venture (Delaware) L.L.C.
                   Special Situations Investing Group III, Inc.
                   GSSG Holdings LLC
                   Stonebridge 2017 (Singapore) Pte. Ltd.
                   StoneBridge 2017, L.P.
                   StoneBridge 2017 Offshore, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The Goldman Sachs Group, Inc.
                   200 West Street
                   New York, NY 10282

                   Goldman Sachs & Co. LLC
                   200 West Street
                   New York, NY 10282

		   Goldman Sachs Investments Holdings (Asia) Limited
                   Level 3, Alexander House
                   35 Cybercity
                   Ebene, Mauritius

                   Goldman Sachs International
                   Peterborough Court
		   133 Fleet Street
		   London, United Kingdom EC4A 2BB

                   Goldman Sachs Group UK Limited
                   Peterborough Court
		   133 Fleet Street
		   London, United Kingdom EC4A 2BB

                   Goldman Sachs (UK) L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Goldman Sachs (Hong Kong) International Investments Limited 68/F Cheung Kong Center
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs Holdings (Hong Kong) Limited
                   68/F Cheung Kong Center
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs Holdings (Asia Pacific) Limited
                   Cheung Kong Center, 68th Floor
		   2 Queen's Road Central
		   Hong Kong

                   Goldman Sachs (Asia) Corporate Holdings L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Asia Investing Holdings Pte. Ltd
                   1 Raffles Link, #07-01
                   Singapore, Singapore 039393

                   Asia Investing (Mauritius) Limited
                   Level 3, Alexander House
                   35 Cybercity
                   Ebene, Mauritius

                   Elevatech Limited
                   68/F Cheung Kong Center
		   2 Queen's Road
		   Hong Kong

                   GS Asian Venture (Delaware) L.L.C.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Special Situations Investing Group III, Inc.
                   1209 Orange Street
	           Wilmington, DE 19801

                   GSSG Holdings LLC
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   Stonebridge 2017 (Singapore) Pte. Ltd.
                   1 Raffles Link, #07-01
                   Singapore, Singapore 039393

                   StoneBridge 2017, L.P.
                   Corporation Trust Center
                   1209 Orange Street
	           Wilmington, DE 19801

                   StoneBridge 2017 Offshore, L.P.
                   P.O. Box 309, Ugland House
		   South Church Street
		   George Town, CAY KY1-1104

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   Goldman Sachs Investments Holdings (Asia) Limited - Mauritius Goldman Sachs International - United Kingdom
                   Goldman Sachs Group UK Limited - United Kingdom
                   Goldman Sachs (UK) L.L.C. - Delaware
                   Goldman Sachs (Hong Kong) International Investments
                   Limited - Hong Kong
                   Goldman Sachs Holdings (Hong Kong) Limited - Hong Kong Goldman Sachs Holdings (Asia Pacific) Limited - Hong Kong Goldman Sachs (Asia) Corporate Holdings L.L.C. - Delaware Asia Investing Holdings Pte. Ltd - Singapore
                   Asia Investing (Mauritius) Limited - Mauritius
                   Elevatech Limited - Hong Kong
                   GS Asian Venture (Delaware) L.L.C. - Delaware
                   Special Situations Investing Group III, Inc. - Delaware
                   GSSG Holdings LLC - Delaware
                   Stonebridge 2017 (Singapore) Pte. Ltd. - Singapore StoneBridge 2017, L.P. - Delaware
                   StoneBridge 2017 Offshore, L.P. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Class A Ordinary shares, par value US $0.000001 per share

Item 2(e).         CUSIP Number:
                   68276W103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.



--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc.
and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The
Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                 SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 5, 2018

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Investments Holdings (Asia) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs International

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Group UK Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (UK) L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (Hong Kong) International Investments Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GGoldman Sachs Holdings (Hong Kong) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Holdings (Asia Pacific) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (Asia) Corporate Holdings L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Asia Investing Holdings Pte. Ltd

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Asia Investing (Mauritius) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Elevatech Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GS Asian Venture (Delaware) L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Special Situations Investing Group III, Inc.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GSSG Holdings LLC

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Stonebridge 2017 (Singapore) Pte. Ltd.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             StoneBridge 2017, L.P.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             StoneBridge 2017 Offshore, L.P.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.

  99.4          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC

  99.5          Power of Attorney, relating to
                Goldman Sachs Investments Holdings (Asia) Limited

  99.6          Power of Attorney, relating to
                Goldman Sachs International

  99.7          Power of Attorney, relating to
                Goldman Sachs Group UK Limited

  99.8          Power of Attorney, relating to
                Goldman Sachs (UK) L.L.C.

  99.9          Power of Attorney, relating to
                Goldman Sachs (Hong Kong) International Investments Limited

  99.10         Power of Attorney, relating to
                Goldman Sachs Holdings (Hong Kong) Limited

  99.11         Power of Attorney, relating to
                Goldman Sachs Holdings (Asia Pacific) Limited

  99.12         Power of Attorney, relating to
                Goldman Sachs (Asia) Corporate Holdings L.L.C.

  99.13         Power of Attorney, relating to
                Asia Investing Holdings Pte. Ltd

  99.14         Power of Attorney, relating to
                Asia Investing (Mauritius) Limited

  99.15         Power of Attorney, relating to
                Elevatech Limited

  99.16         Power of Attorney, relating to
                GS Asian Venture (Delaware) L.L.C.

  99.17         Power of Attorney, relating to
                Special Situations Investing Group III, Inc.

  99.18         Power of Attorney, relating to
                GSSG Holdings LLC

  99.19         Power of Attorney, relating to
                Stonebridge 2017 (Singapore) Pte. Ltd.

  99.20         Power of Attorney, relating to
                StoneBridge 2017, L.P.

  99.21         Power of Attorney, relating to
                StoneBridge 2017 Offshore, L.P.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A Ordinary shares, par value US $0.000001 per share, of ONESMART INTERNATIONAL EDUCATION GROUP LIMITED and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  June 5, 2018

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Investments Holdings (Asia) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs International

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Group UK Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (UK) L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (Hong Kong) International Investments Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GGoldman Sachs Holdings (Hong Kong) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs Holdings (Asia Pacific) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Goldman Sachs (Asia) Corporate Holdings L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Asia Investing Holdings Pte. Ltd

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Asia Investing (Mauritius) Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Elevatech Limited

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GS Asian Venture (Delaware) L.L.C.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Special Situations Investing Group III, Inc.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             GSSG Holdings LLC

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             Stonebridge 2017 (Singapore) Pte. Ltd.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             StoneBridge 2017, L.P.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

             StoneBridge 2017 Offshore, L.P.

             By:/s/  Abdul  Khayum
              ----------------------------------------
             Name:   Abdul  Khayum
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by Stonebridge 2017 (Singapore)
Pte. Ltd., Goldman Sachs Investments Holdings (Asia) Limited,
(collectively, the "GS Stockholders"), and are owned, or may be deemed to be beneficially owned by Goldman Sachs International, Goldman Sachs Group UK Limited, Goldman Sachs (UK) L.L.C., Goldman Sachs (Hong Kong) International Investments Limited,Goldman Sachs Holdings (Hong Kong) Limited, Goldman
Sachs Holdings (Asia Pacific) Limited, Goldman Sachs (Asia) Corporate
Holdings L.L.C., Asia Investing Holdings Pte. Ltd., Asia Investing (Mauritius) Limited, Elevatech Limited, GS Asian Venture (Delaware) L.L.C., Special Situations Investing Group III, Inc., GSSG Holdings LLC and GS Group. Goldman Sachs & Co. LLC ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a direct subsidiary of GS Group, is the investment manager of Stonebridge 2017, L.P., Stonebridge 2017 Offshore, L.P. which are the stockholders of Stonebridge 2017 (Singapore) Pte. Ltd.

                                                                  EXHIBIT (99.3)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS THE GOLDMAN SACHS GROUP, INC.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf,whether the Company is acting individually or as representative of others,any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li and Veruna Stanescu on October 21, 2016.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 26, 2017.

THE GOLDMAN SACHS GROUP, INC.

By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the Act), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each side Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li and Veruna Stanescu on October 21, 2016.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of June 26, 2017.


GOLDMAN SACHS & CO. LLC

By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                EXHIBIT (99.5)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS Goldman Sachs Investments Holdings
(Asia) Limited (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

The authority granted under this limited Power of Attorney is merely administrative in nature with no independent right to take any decisions whatsoever in respect of any business affairs of the Company.

The Company hereby undertakes that all acts, deeds and things lawfully done by each said attorney-in&shy;fact herein shall be accepted and ratified as the acts, deeds and things done by the Company and shall be binding on the Company.

This Power of Attorney shall remain in full force and effect until the earlier of(i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Mauritius.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on the 8th day of May 2018.

Goldman Sachs Investments Holdings (Asia) Limited

By: /s/  Teddy Lo Seen Chong
____________________________
Name:  Teddy Lo Seen Chong
Title: Director

                                                                EXHIBIT (99.6)

                              POWER OF ATTORNEY

WE, GOLDMAN SACHS INTERNATIONAL (the "Company") of Peterborough Court,
133 Fleet Street,London EC4A 2BB, hereby appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, and Jose Canas,acting singly, to be our true and lawful attorney-in-fact, to execute and deliver in our name and on our behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, such documents to be in such form as such attorney-in-fact may approve on our behalf, such approval to be conclusively evidenced by the due execution thereof.

This Power of Attorney shall remain in full force and effect until the earlier of 15t September 2019 or with respect to each attorney-in-fact, until such time as such attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates, unless earlier revoked by written instrument. The Company has the unrestricted right unilaterally to revoke this Power of Attorney. This Power of Attorney shall be governed by and construed in accordance with the laws of England and Wales.

EXECUTED AS A DEED and THE COMMON SEAL of GOLDMAN SACHS INTERNATIONAL was duly affixed and signed by either two Directors, two Managing Directors or a Director/Managing Director and a Secretary duly authorised by, and pursuant to, the resolution of the Board of Directors of Goldman Sachs International dated 29 March 2011, on this day of 2018


GOLDMAN SACHS INTERNATIONAL

By: /s/  Clara Gonzalez-Martin
____________________________
Name:  Clara Gonzalez-Martin
Title: Managing Director

By: /s/  David Wilson
____________________________
Name:  David Wilson
Title: Managing Director

                                                                EXHIBIT (99.7)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS GROUP UK LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 18, 2018.

GOLDMAN SACHS GROUP UK LIMITED

By: /s/  Richard Taylor
____________________________
Name:  Richard Taylor
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.8)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS (UK) L.L.C.
(the "Company")does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 18, 2018.

GOLDMAN SACHS (UK) L.L.C.

By: /s/  Richard Taylor
____________________________
Name:  Richard Taylor
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.9)

                              POWER OF ATTORNEY

GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED

THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2020

Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS (HONG KONG) INTERNATIONAL INVESTMENTS LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this POA, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on 31St day of May 2018.

By: /s/  Adam Alfert
____________________________
Name:  Adam Alfert
Title: Director

                                                                EXHIBIT (99.10)

                              POWER OF ATTORNEY

GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED

THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2020

Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS HOLDINGS (HONG KONG) LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others,filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this POA, hereby ratifying and confirming all that said attorney-in-fact sha11 1awfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on 31St day of May 2018.

By: /s/  Adam Alfert
____________________________
Name:  Adam Alfert
Title: Director

                                                                EXHIBIT (99.11)

                              POWER OF ATTORNEY

POWER OF ATTORNEY

GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED

THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2020

Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS GOLDMAN SACHS HOLDINGS (ASIA PACIFIC) LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this POA, hereby ratifying and confirming all that said attorney-in-fact shall lavufully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in fu11 force and effect until the earlier of (i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on 31St day of May 2018.

By: /s/  Adam Alfert
____________________________
Name:  Adam Alfert
Title: Director

                                                                EXHIBIT (99.12)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 21, 2018.

GOLDMAN SACHS (ASIA) CORPORATE HOLDINGS L.L.C.

By: /s/ Amol Naik
____________________________
Name:  Amol Naik
Title: Director

                                                                EXHIBIT (99.13)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS ASIA INVESTING HOLDINGS PTE. LTD.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"),with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in fu11 force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 17, 2018.

ASIA INVESTING HOLDINGS PTE. LTD.

By: /s/  Jonathan Vanica
____________________________
Name:  Jonathan Vanica
Title: Director

                                                                EXHIBIT (99.14)

                              POWER OF ATTORNEY

ASIA INVESTING (MAURITIUS) LIMITED
THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2020
Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS ASIA INVESTING (MAURITIUS) LIMITED
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer
(or other employees designated in writing of The Goldman Sachs Group, Inc.
or one of its affiliates), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange
Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this Power of Attorney, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

The authority granted under this limited Power of Attorney is merely administrative in nature with no independent right to take any decisions whatsoever in respect of any business affairs of the Company.

The Company hereby undertakes that all acts, deeds and things lawfully done by each said attorney-in-fact herein shall be accepted and ratified as the acts, deeds and things done by the Company and shall be binding on the Company.

This Power of Attorney shall remain in full force and effect until the earlier of (i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role.
The Company has the unrestricted right unilaterally to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Mauritius.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on the 30th day of May 2018.

ASIA INVESTING (MAURITIUS) LIMITED

By: /s/  Teddy Lo Seen Chong
____________________________
Name: Teddy Lo Seen Chong
Title: Director

                                                                EXHIBIT (99.15)

                              POWER OF ATTORNEY

POWER OF ATTORNEY

ELEVATECH LIMITED

THIS POWER OF ATTORNEY EXPIRES ON 31 DECEMBER 2020

Unless Earlier Revoked

KNOW ALL PERSONS BY THESE PRESENTS ELEVATECH LIMITED (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdui Khayum, Jerry Li, Jose Canas, and Rachel Fraizer, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as specifically enumerated in this POA, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until the earlier of (i) 31 December 2020 or (ii) such time it is revoked in writing by the Company; provided that in the event an attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he/she was appointed attorney-in-fact prior to such time, this Power of Attorney shall cease to have effect in relation to such attorney-in-fact upon such cessation of employment or role. The Company has the unrestricted right unilateral1y to revoke this Power of Attorney.

This Power of Attorney shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Power of Attorney has been granted by the Company on 31St day of May 2018.

ELEVATECH LIMITED

By: /s/  David Chou
____________________________
Name:  David Chou
Title: Director

                                                                EXHIBIT (99.16)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GS ASIAN VENTURE (DELAWARE) L.L.C.
(the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact),acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 17, 2018.

GS ASIAN VENTURE (DELAWARE) L.L.C.

By: /s/  Amol Naik
____________________________
Name:  Amol Naik
Title: Managing Director

                                                                EXHIBIT (99.17)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS Special Situations Investing Group III, Inc. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to actin the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2018.

Special Situations Investing Group III, Inc.

By: /s/  Milton Millman
____________________________
Name:  Milton Millman
Title: Authorized Signatory, Managing Director

                                                                EXHIBIT (99.18)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS GSSG Holdings LLC (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange
Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 18, 2018.

GSSG Holdings LLC

By: /s/  Milton R. Millman III
____________________________
Name:  Milton R. Millman III
Title: President

                                                                EXHIBIT (99.19)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS Stonebridge 2017 (Singapore) Pte. Ltd. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 4, 2018.

Stonebridge 2017 (Singapore) Pte. Ltd.

By: /s/  Heng Michelle Fiona
____________________________
Name:  Heng Michelle Fiona
Title: Director

                                                                EXHIBIT (99.20)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS StoneBridge 2017, L.P. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2018.

StoneBridge 2017, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory

                                                                EXHIBIT (99.21)

                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS StoneBridge 2017 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Eddie Arhagba, Abdul Khayum, Jerry Li, Jose Canas, and Rachel Fraizer (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2018.

StoneBridge 2017 Offshore, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory